EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement of Secunda International Limited on Form F-l of our reports accompanying the consolidated financial statements of Secunda International Limited dated August 15, 2005 except for Note 18, as to which the date is August 26, 2005, Secunda Marine Services Limited dated August 15, 2005 except for Note 21, as to which the date is August 25, 2005, and Secunda Marine International Incorporated dated August 15, 2005 except for Note 20, as to which the date is August 25, 2005 contained in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Prospectus.

Grant Thornton LLP

Halifax, Canada

September 28, 2005